Press Release

For immediate release

Company contact: Larry C. Busnardo, Senior Director, Investor Relations, 303-312-8514

Bill Barrett Corporation Updates Commodity Price and Derivative Information

DENVER - October 22, 2015 - Bill Barrett Corporation (the “Company”) (NYSE: BBG) announced today that it is providing an update on certain third quarter 2015 commodity price data.

For the third quarter of 2015, West Texas Intermediate (“WTI”) oil prices averaged $46.43 per barrel, Northwest Pipeline (“NWPL”) natural gas prices averaged $2.58 per MMBtu and NYMEX natural gas prices averaged $2.77 per MMBtu. The Company had derivative commodity swaps in place for the third quarter of 2015 for 10,800 barrels of oil per day tied to WTI pricing at $89.81 per barrel, 20,000 MMBtu of natural gas per day tied to NWPL regional pricing at $4.13 per MMBtu and no hedges in place for natural gas liquids (“NGLs”). Based on preliminary results, the Company expects to realize a cash commodity derivative gain of approximately $45.9 million in the third quarter due to positive derivative positions and estimates that it will record approximately $23.2 million in non-cash, unrealized commodity derivative gains. The Company expects its third quarter commodity price differentials to benchmark pricing before commodity derivative gains, related to delivery location and quality adjustments, to approximate: oil less $7.72 price per barrel versus WTI; and natural gas less $0.50 per thousand cubic feet (“Mcf”) compared to NWPL. The Company has seen lower oil price differentials as Denver-Julesberg and Uinta Basin infrastructure has expanded and pricing has improved. Natural gas price realizations were lower in the third quarter of 2015 compared to the second quarter of 2015 primarily due to the timing of certain receipts of non-operated natural gas production, which reduced the price realization for the third quarter by approximately $0.16 per Mcf. For 2015 YTD, natural gas price realizations have averaged $0.27 per Mcf less than NWPL, in line with forward expectations at current price levels. NGL sales are expected to average 24% of WTI price per barrel.

The following table summarizes the Company’s hedge positions as of October 22, 2015:

	Oil (WTI)		Natural Gas (NWPL)
Period	Volume Bbls/d	Price $/Bbl	Volume MMBtu/d	Price $/MMBtu
4Q15	10,800	89.81	20,000	4.13
1Q16	7,300	81.65	5,000	4.10
2Q16	7,300	81.65	5,000	4.10
3Q16	6,250	79.11	5,000	4.10
4Q16	6,250	79.11	5,000	4.10
1Q17	2,250	73.88	—	—
2Q17	2,250	73.88	—	—
3Q17	1,500	78.16	—	—
4Q17	1,500	78.16	—	—

Realized sales prices will reflect basis differentials from the index prices to the sales location.

Forward-Looking Statements

All statements in this press release, other than historical financial information, may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as expects, forecast, guidance, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements herein; however, these are not the exclusive means of identifying forward-looking statements. Forward looking statements in this release include statements about certain expected results for the third quarter of 2015.

These and other forward-looking statements in this press release are based on management’s judgment as of the date of this release and are subject to numerous risks and uncertainties. Actual results may vary significantly from those indicated in the forward looking statements due to, among other things, differences between preliminary and final results for the third quarter of 2015 resulting from the Company’s financial statement review process. Please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC and other filings, including our Current Reports on Form 8-K and Quarterly Reports on Form 10-Q, all of which are incorporated by reference herein, for further discussion of risk factors that may affect the forward-looking statements. The Company encourages you to consider the risks and uncertainties associated with projections and other forward-looking statements and to not place undue reliance on any such statements. In addition, the Company assumes no obligation to publicly revise or update any forward-looking statements based on future events or circumstances.

ABOUT BILL BARRETT CORPORATION

Bill Barrett Corporation (NYSE: BBG), headquartered in Denver, Colorado, develops oil and natural gas in the Rocky Mountain region of the United States. Additional information about the Company may be found on its website www.billbarrettcorp.com.